Exhibit 10.4

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW OR AN EXEMPTION THEREFROM.

14% SECURED GRID NOTE

U.S.$113,100	Dated: July 23, 2004
Note No.: C-1	Mt. Prospect, Illinois

FOR VALUE RECEIVED, the undersigned, ISCO INTERNATIONAL, INC., a Delaware corporation formerly known as ILLINOIS SUPERCONDUCTOR CORPORATION with offices at 451 Kingston Court, Mt. Prospect, Illinois 60056 (“Borrower”), promises to pay to the order of MANCHESTER SECURITIES CORPORATION, a New York corporation at 712 Fifth Avenue, New York, New York 10019, or its registered assigns (“Lender”), in lawful money of the United States, the principal sum of One Hundred Thirteen Thousand and One Hundred Dollars (U.S.$113,100), or, if less, the outstanding principal amount of Advances (as defined in Loan Agreement) made to Borrower pursuant to the Second Amended and Restated Loan Agreement dated as of the date hereof to which Borrower, Lender and Alexander Finance, L.P. (“Alexander”) are parties (the “Loan Agreement”), as shown on the Grid Schedule attached as Schedule 1 hereto, due April 1, 2005, (the “Maturity Date”), and to pay interest on the principal sum outstanding under this Note at the rate of the lesser of 14% per annum or the highest rate permitted by law, compounded annually, which interest shall also be due and payable on the Maturity Date, or such earlier date upon acceleration in accordance with the terms hereof. Accrual of interest shall commence on the first day to occur after the date hereof and shall continue until payment in full of the principal sum and all other amounts due hereunder have been made. The principal of, and interest on, this Note are payable in such currency of the United States of America as of the time of payment is legal tender for payment of public and private debts. This Note is one of the Notes (the “2004 Notes”) issued pursuant to the Loan Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Loan Agreement.

This Note is subject to the following additional provisions:

1. Interest and Payment Application. Interest shall be calculated on a 360 day year simple interest basis and paid for the actual number of days elapsed. All interest due hereunder shall be payable at the Maturity Date. Notwithstanding anything contained herein, the outstanding principal balance and interest due hereunder shall bear interest, from and after the occurrence and during the continuance of an Event of Default (as defined below) hereunder, at the rate equal to the lower of twenty percent (20%) per annum, compounded annually, or the highest rate permitted by law, and from and after such time interest shall be payable from time to time on demand. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to accrued and unpaid interest and fees and any remaining amount to principal.

2. Prepayment. Borrower may pre-pay all or any part of this Note at any time upon thirty (30) days prior written notice to Lender, without cost or penalty in accordance with the provisions of Section 1.6(a) of the Loan Agreement, and must pre-pay this Note in the circumstances described in Section 1.6(b) of the Loan Agreement.

3. No Impairment. Borrower shall not intentionally take any action which would impair the rights of Lender hereunder.

4. Obligations Absolute. No provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place and rate, and in the manner, herein prescribed.

5. Advances Under the Loan Agreement. Upon the closing of each Advance made by Lender under the Loan Agreement, Lender shall adjust the grid schedule attached to this Note as Schedule 1 to reflect the principal amount and the terms of such Advance. Notwithstanding anything to the contrary contained herein or in the Loan Agreement, Lender’s failure to so adjust the grid schedule shall not in any manner affect Borrower’s obligation to repay the amount of any Advances made by Lender under the Loan Agreement in accordance with the terms of the Loan Agreement and this Note.

6. Defaults and Remedies.

(a) Events of Default. An “Event of Default” is: (i) default in payment of the principal amount or accrued but unpaid interest thereon of any of the 2004 Notes or any of the Notes issued by the Company on October 24, 2003 to the Lender and Alexander, as amended on February 24, 2004 (the “2003 Notes”) or any of the Notes issued by the Company on October 23, 2002 to the Lender and Alexander, as amended on February 24, 2004 (the “2002 Notes” and together with the 2004 Notes and 2003 Notes, the “Loan Notes”) on or after the date such payment is due, (ii) failure by Borrower for ten (10) days after notice to it, to comply with any other material provision of any of the Loan Notes or the Loan Agreement; (iii) an Event of Default under the Security Agreement (as defined below); (iv) a breach by Borrower of its representations or warranties in the Loan Agreement; (v) any default under or acceleration prior to maturity of any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Borrower or a subsidiary of Borrower or for money borrowed the repayment of which is guaranteed by Borrower or a subsidiary of Borrower, whether such indebtedness or guarantee now exists or shall be created hereafter, provided that the obligations with respect to any such borrowed or accelerated amount exceeds, in the aggregate, $500,000; (vi) any money judgment, writ or warrant of attachment, or similar process in excess of $500,000 in the aggregate shall be entered or filed against Borrower or a subsidiary of Borrower or any of their respective properties or other assets and shall remain unpaid, unvacated, unbonded and unstayed for a period of 45 days; (vii) if Borrower or any subsidiary of Borrower pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case; (B) has an involuntary case commenced against it, and such case is not dismissed within 30 days of such commencement or consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; or (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against Borrower in an involuntary case; (2) appoints a Custodian of Borrower or for all or substantially all of its property; or (3) orders the liquidation of the Company or any subsidiary, and the order or decree remains unstayed and in effect for ninety (90) days. The terms “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(b) Remedies. If an Event of Default occurs and is continuing with respect to any of the Loan Notes, Lender may declare all of the then outstanding principal amount of this Note, including any accrued and unpaid interest due thereon, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (vii) and (viii) of Section 6(a) above, this Note shall become due and payable without further action or notice.

7. Waivers of Demand, Etc. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, all other notices whatsoever and bringing of suit and diligence in taking any action to collect amounts called for hereunder, and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

8. Replacement Note. In the event that Lender notifies Borrower that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for the outstanding principal amount, if different than that shown on the original Note), shall be delivered to Lender, provided that Lender executes and delivers to Borrower an agreement reasonably satisfactory to Borrower to indemnify Borrower from any loss incurred by it in connection with this Note.

9. Loan Agreement; Security Agreement; Guaranties. This Note is being issued to Lender in connection with the Loan Agreement and is entitled to the benefits thereof. In addition Borrower’s obligations under this Note are guaranteed by the Amended and Second Restated Guaranties (the “Guaranties”) of Spectral Solutions, Inc. and Illinois Superconductor Canada Corporation, subsidiaries of Borrower (the together, the “Guarantors”) and this Note is entitled to the benefits thereof. Borrower’s obligations under this Note are also secured, pursuant to the terms of the Second Amended and Restated Security Agreement, dated as of July     , 2004, by and among Borrower, Guarantors, Lender and Alexander (the “Security Agreement”), by all the assets of Borrower and Guarantors.

10. Payment of Expenses. Borrower agrees to pay all debts and expenses, including reasonable attorneys’ fees and expenses, which may be incurred by Lender in preparing, administering or enforcing this Note and/or collecting any amount due under this Note, the Loan Agreement, the Security Agreement or the Guaranties.

11. Savings Clause. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum amount allowable under law.

12. Amendment. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both Borrower and Lender; except that Sections 4 and 6 hereof may not be amended, nor the interest rate or principal amount hereunder increased or the maturity date hereunder shortened, without the consent of the holders of 75% of the aggregate principal maximum amount of the outstanding Loan Notes.

13. Assignment Etc. Lender may not transfer or assign any of its rights or interests in or to this Note or any part hereof (other than to any affiliate of such Lender) without the prior written consent of the Borrower, such consent not to be unreasonably withheld; provided, however, that Lender may mortgage, encumber or transfer this Note or any of its rights or interest in and to this Note or any part hereof in accordance with applicable securities laws, rules and regulations. Each assignee, transferee and mortgagee shall have the right to transfer or assign its interest in accordance with the prior sentence. Each such assignee, transferee and mortgagee shall have all of the rights of Lender under this Note, the Loan Agreement, the Security Agreement and the Guaranties. This Note shall be binding upon Borrower and its successors and shall inure to the benefit of Lender and its successors and assigns. Any transfer made in violation of this provision shall be null and void.

14. No Waiver. No failure on the part of Lender to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to Lender or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Lender from time to time.

15. Miscellaneous. Unless otherwise provided herein, any notice or other communication to Borrower hereunder shall be sufficiently given if in writing and personally delivered or mailed to Borrower by certified mail, return receipt requested, at its address set forth above or such other address as it may designate for itself in such notice to Lender, and communications shall be deemed to have been received when delivered personally or, if sent by mail or facsimile, then when actually received by the party to whom it is addressed. Whenever the sense of this Note requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may (1) renew, extend (repeatedly and for any length of time) or modify this Note (in accordance with Section 12 above), or release any party or any guarantor or collateral, (2) impair, fail to realize upon or perfect any security interest Lender may have from time to time in collateral, or (3) take any other action deemed necessary by Lender, in each case without the consent of or notice to anyone and without releasing Borrower or any guarantor from any liability.

16. Choice of Law and Venue; Waiver of Jury Trial. THIS NOTE SHALL BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW. Borrower hereby agrees that all actions or proceedings arising directly or indirectly from or in connection with this Note shall, at Lender’s sole option, be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, in each case, located in New York County, New York. Borrower consents to the exclusive jurisdiction and venue of the foregoing courts and consents that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by certified or registered mail, return receipt requested, directed to Borrower at its address set forth in this Note (and service so made shall be deemed “personal service” and be deemed complete five (5) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. BORROWER HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS NOTE.

IN WITNESS WHEREOF, Borrower has caused this instrument to be duly executed by an officer thereunto duly authorized.

ISCO INTERNATIONAL, INC.

By:
Name:	Amr Abdelmonem, Ph.D.
Title:	Chief Executive Officer

ATTEST:

SCHEDULE 1

(Grid Schedule of Advances Made Under the Loan Agreement)

Date	Principal Amount of Advance	Interest Rate	Maturity Date